UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 7, 2011

Electro Rent Corporation
(Exact Name of Registrant as Specified in Charter)

California	0-9061	95-2412961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Sepulveda Boulevard, Van Nuys, CA	91411-2501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 787-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, the board of directors of Electro Rent Corporation appointed Theodore E. Guth to serve as a member of Electro Rent’s board of directors.  Mr. Guth’s appointment filled a vacancy on the board.

Mr. Guth, 56, is the Executive Vice President of Douglas Emmet, Inc. (NYSE:DEI), having joined the publicly traded real estate investment trust earlier this year.  He previously was a partner at the law firm Manatt, Phelps & Phillips, LLP, where he served as Electro Rent’s outside legal counsel.  Prior to that, Mr. Guth was a partner and held various management positions at the law firms of Irell & Manella LLP and Guth | Christopher LLP.  During his career, Mr. Guth also served as president of investment bank Dabney/Resnick, Inc., and was a full-time professor at the UCLA School of Law.

Mr. Guth has been appointed to serve as a director until Electro Rent’s 2011 annual meeting of shareholders or until his earlier resignation or removal.  Mr. Guth was appointed upon the recommendation of the nominating and corporate governance committee of Electro Rent’s board of directors, which considered the board’s current composition and Electro Rent’s operating requirements.  There was no arrangement or understanding between Mr. Guth and any other person pursuant to which Mr. Guth was selected as a director.  Mr. Guth was not appointed to any of Electro Rent’s board committees.

A copy of the press release issued by Electro Rent on February 7, 2011 is attached hereto as Exhibit 99.1.

Item9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated February 7, 2011.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electro Rent Corporation

Date: February 7, 2011	By:	/s/ Craig R. Jones
Craig R. Jones Vice President and Chief Financial Officer